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                                                           EXHIBIT 8.2

                          [BRIGGS AND MORGAN LETTERHEAD]

October 26, 2000


Board of Directors
PepsiAmericas, Inc.
3880 Dain Rausher Plaza
Minneapolis, MN 55402

         RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE ACQUISITION OF PEPSIAMERICAS, INC. BY WHITMAN CORPORATION


         We are rendering this opinion to you at your request and in our capacity as tax counsel to PepsiAmericas, Inc. ("Company"), in connection with the acquisition of Company by Whitman Corporation ("Parent") by means of a merger of Company with and into Anchor Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Parent (the "Merger"), pursuant to that certain Agreement and Plan of Merger dated August 18, 2000, by and among Company, Parent and Merger Sub ("Agreement"). The Merger is further described in the Registration Statement of Parent on Form S-4 filed with the Securities and Exchange Commission on September 22, 2000, in connection with the Merger ("Registration Statement").

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to: (1) the Agreement; (2) the Registration Statement; (3) the Parent Tax Certificate; (4) the Company Tax Certificate; and (5) the Shareholder Tax Certificate.

         In such examination, we have assumed, with your permission, but have not independently verified, the authenticity of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons and the authenticity of all documents submitted to us as copies. Terms used but not defined herein, whether capitalized or not, will have the same meaning ascribed to them in the Agreement.

         In connection with the proposed Merger, the following statements and representations have been made by the management of Company in the Company Tax Certificate, by the management of Parent and Merger Sub in the Parent Tax Certificate, and by the management

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Board of Directors
October 26, 2000
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of Dakota Holdings, LLC in the Shareholder Tax Certificate, each of which are attached hereto and incorporated herein by reference, in support of the opinion contained herein.

         1. The consideration to be received in the Merger by holders of Company Common Shares was determined by arms' length negotiations between the management of Parent and Company. The fair value of the Merger Consideration to be received by each Company stockholder will be approximately equal to the fair market value of the Company Common Shares to be converted in the Merger.

         2. Parent and Company intend that the Merger will qualify as a merger under applicable state law. Company will merge with and into Merger Sub with Merger Sub surviving the Merger and continuing its corporate existence.

         3. Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Effective Time of the Merger. For purposes of this representation, amounts paid by Company to dissenting stockholders, amounts paid by Company to shareholders who receive cash or other property, amounts used by Company to pay Merger expenses, amounts paid by Company to redeem stock, securities, warrants or options of Company as part of any overall plan of which the Merger is part, and amounts distributed by Company to stockholders of Company (except for regular, normal dividends) as part of any overall plan of which the Merger is a part, in each case will be treated as constituting assets of Company immediately prior to the Effective Time.

         4. Prior to and in connection with the Merger, (i) Company will not have redeemed or otherwise acquired any Company stock and has not made any extraordinary distributions with respect thereto and (ii) the persons that are related to Company, within the meaning of Temp. Treas. Reg. Section 1.368-1T(e)(2)(ii), have not acquired Company Common Shares from any holder thereof.

         5. Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c)(1) of the Code. For purposes of this representation, "Control," as defined in Section 368(c) of the Code consists of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or

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Board of Directors
October 26, 2000
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otherwise control the voting of such shares) are held by a third party
(including a voting trust) other than as an agent of such person.

         6. Parent has no plan or intention to cause Merger Sub, after the Merger, to issue additional shares of capital stock that would result in Parent losing control of Merger Sub, within the meaning of Section 368(c) of the Code. At the Effective Time and thereafter, Merger Sub will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Merger Sub that, if exercised or converted, would result in Parent losing control of Merger Sub within the meaning of Section 368(c) of the Code.

         7. The shareholders of Company will receive in exchange for Company Common Shares a number of shares of Parent Common Shares having a fair market value equal to at least 50% of the value of the Company Common Shares at the Effective Time. Redemptions or acquisitions of Company Common Shares by Parent or Company or any related party and extraordinary distributions (i.e., distributions with respect to stock other than regular, normal dividends), prior to and in connection with the Merger will be taken into account for purposes of this representation. Neither Parent nor any person that is or may become related to Parent within the meaning of Treas. Reg. Section 1.368-1(e)(3) has a plan or intention or is under any obligation to reacquire or acquire any of the Parent Common Shares issued to the Company shareholders in the Merger. The shareholders of Company will not own 50% or more of the stock of Parent following the Merger. Such 50% is measured by reference to either voting rights or value of all the outstanding stock of Parent.

         8. No stock of Merger Sub will be issued in connection with the Merger.

         9. The business carried on by Company at the Effective Time of the Merger is its "historic business," within the meaning of Treas. Reg. Section 1.368-1(d) and no assets of Company have been acquired, or sold, transferred or otherwise disposed of, that would prevent Parent from continuing the "historic business" of Company or from using a "significant portion" of Company' "historic business assets" in a business following the Merger, as such terms are used in Treas. Reg. Section 1.368-1(d).

         10. Following the Merger, Parent will cause Merger Sub to continue the "historic business" of Company or to use a "significant portion" of its "historic business assets" in a business, as each such term is used in Treas. Reg. Section 1.368-1(d).

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Board of Directors
October 26, 2000
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         11. Parent has no plan or intention, and is under no obligation, to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of the assets of Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or Treas. Reg. Section 1.368-2(k).

         12. Parent has paid, or will pay, the expenses of only Parent and Merger Sub. Company and the Shareholders have paid, or will pay, only their respective expenses, if any, incurred in connection with the Merger, and neither Parent, Merger Sub nor Company has agreed to assume, nor will it, directly or indirectly, assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Shares. All fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing, filing, and mailing of the Registration Statement and the Proxy Statement will be shared equally between Parent and Company.

         13. The payment of cash in lieu of fractional shares of Parent Common Shares pursuant to the Merger will be solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and will not represent separately bargained-for consideration.

         14. With respect to the Contingent Payment Consideration as defined in
Section 3.1(c)(iii) of the Agreement, (1) all the stock will be issued within five (5) years from the Effective Time; (2) there is a valid business reason for not issuing all the stock immediately; (3) the maximum number of shares which may be issued in the Merger will be stated; (4) at least 50% of the maximum number of shares of each class of stock which may be issued will be issued at the Effective Time; (5) the agreement evidencing the right to receive stock in the future prohibits assignment (except by operation of law) and will not be evidenced by negotiable certificates of any kind and must not be readily marketable; (6) such right can give rise to the receipt only of additional stock of Parent; (7) such stock issuance will not be triggered by an event the occurrence or nonoccurrence of which is within the control of shareholders; (8) such stock issuance will not be triggered by the payment of additional tax or reduction in tax paid as a result of an Internal Revenue Service audit of the shareholders or Parent either (a) with respect to the Merger, or (b) when the Merger involves persons related within the meaning of Section 267(c)(4) of the Code; and (9) the mechanism for the calculation of the additional stock to be issued is based on future performance as measured by EBITDA of Company, as stated in the Agreement.

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Board of Directors
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         15. None of the compensation to be received by any shareholder-employee of Company with respect to periods after the Effective Time will be separate consideration for, or allocable to, any of Company Common Shares.

         16. None of the Parent Common Shares received by any shareholder-employee of Company in exchange for Company Common Shares will be treated for federal income tax purposes as separate consideration for, or allocable to, any employment agreement or arrangement.

         17. The compensation paid to any shareholder-employee of Company with respect to periods after the Effective Time of the Merger will be for services actually rendered.

         18. The Merger is being effected for bona fide, non-tax business reasons and will be carried out strictly in accordance with the Agreement, and none of the material terms and conditions therein have been or will be waived or modified.

         19. The Agreement and the documents described in the Agreement represent the entire understanding of Parent, Merger Sub and Company with respect to the Merger.

         20. Parent and Company intend that the merger will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and
(A)(2)(D) of the Code.

         21. The transaction in which Parent merged with a subsidiary of PepsiCo, as described in the Proxy Statement dated April 19, 1999, was not a part of a plan (or series of related transactions) that includes the Merger.

         22. Neither Parent nor Company have been a distributing corporation or a controlled corporation in a transaction to which Section 355 of the Code applies that is a part of a plan (or series of related transactions) that includes the Merger.

         23. The liabilities of Company assumed by Merger Sub and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business

         24. There is not, has never been, and prior to the Effective Time of the Merger will not be any intercorporate indebtedness existing between Company and Parent or between Merger Sub and Company that was (or will be) issued, was (or will be) acquired or was (or will be) settled, in each case, at a discount.

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         25. Neither Parent, Merger Sub nor Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         26. The total fair market value of the assets of Company transferred to Merger Sub pursuant to the Merger will equal or exceed the sum of the liabilities assumed by Merger Sub, plus (without duplication) the amount of any liabilities to which such assets are subject.

         27. Company is not, and has not been at any time during the five-year period ending at the Effective Time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         28. None of Parent, Merger Sub or Company is an "investment company" as defined in Section 368(a)(2)(F)(iii) of the Code.

         29. There will be no accrued but unpaid dividends on any Company Common Shares.

         30. The transaction in which Company merged with two other entities under common control, described in the Definitive Proxy Statement 14A filed September 7, 1999, was not a part of a plan (or series of related transactions) that includes the Merger.

         The above representations do not and are not intended to limit or otherwise modify any of the other matters described within this letter.

         The opinion set forth below are based upon certain assumptions, including the following:

         1. We have assumed that all parties to the Agreement and to any other documents examined by us and all signatories of the Certificates, have acted and will act, in accordance with the terms of such Agreement or documents.

         2. We have assumed that all required authorizations and approvals for the effectiveness of the Merger, including shareholder approvals, will be received prior to or at the Effective Time, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions.

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Board of Directors
October 26, 2000
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         3. We have assumed that all statements and representations made in the
Agreement, the Registration Statement, the Tax Certificates and other documents are true and complete in all material respects and will remain true and complete in all material respects from the date of this opinion through and including the Effective time. We have not attempted to verify independently such statements or representations.

         4. Further, we have also assumed that all representations made in any of the documents referred to herein "to the knowledge of," or similarly qualified, of any person or party are correct without such qualification.

         5. We have also assumed that, as to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

         6. In addition, we have assumed that no consideration other than the Merger Consideration will be transferred in exchange for Parent Common Shares, that the Merger will be valid and effective in accordance with the laws of Delaware and that Parent and the shareholders will complete, execute, file and retain all information, statements, and records required with respect to the Merger by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

         Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, and Company, Merger Sub and Parent will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Internal Revenue Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding

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Board of Directors
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on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         We do not express any opinion or view herein regarding the separate tax consequences, if any, to the holders of Company Common Shares who receive cash or other property in addition to the Merger Consideration in connection with the Merger.

         Therefore, nothing contained herein should be interpreted as an opinion, either express or implied, regarding such related transactions or subsequent mergers.

         In addition to the request for our opinion on this specific matter of federal income tax law, we have been asked to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "The Merger -- United States Federal Income Tax Consequences of Merger" contained in the Registration Statement and believe that such information fairly presents the current federal income tax law applicable to the Merger, and the material tax consequences to Parent, Company and the Company's shareholders as a result of the Merger.

                                     CONSENT

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of which the Proxy Statement/Prospectus is a part and to the references to our firm in the Proxy Statement/Prospectus.

                                                  Very truly yours,

                                                  BRIGGS AND MORGAN,
                                                  Professional Association


                                                  By  /s/ James E. Duffy
                                                    ---------------------------
                                                           James E. Duffy
                                                           Shareholder